Exhibit 10.11.5

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of this 10th day of September 2013, and effective as of August 1, 2013, by and between ARE-SD REGION NO. 18, LLC, a Delaware limited liability company (“Landlord”), and BIOCEPT, INC., a Delaware corporation (“Tenant”), as successor-in-interest to BIOCEPT, INC., a California corporation.

RECITALS

A. Landlord and Tenant are now parties to that certain Lease dated as of March 31, 2004, as amended by that certain First Amendment to Lease dated as of November 1, 2011 (“First Amendment”), as further amended by that certain Second Amendment to Lease dated as of September 10, 2012, and as further amended by that certain Third Amendment to Lease dated as of January 31, 2013 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 48,218 square feet of Rentable Area (“Premises”) in the building located at 5810 Nancy Ridge Drive, San Diego, California. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The Lease is scheduled to expire on October 31, 2018 (“Original Expiration Date”).

C. Concurrently with this Fourth Amendment, in consideration of Landlord agreeing to enter into this Fourth Amendment, Landlord (or an affiliate of Landlord) and Tenant are entering into that certain Warrant to Purchase Common Stock date of even date herewith (“Concurrent Warrant”).

D. Landlord and Tenant desire, subject to the terms and conditions set forth below, to provide, among other things, for the extension of the Base Term of the Lease through July 31, 2020 (“Extended Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Base Term. Notwithstanding anything to the contrary contained in the Lease, the Base Term of the Lease is hereby extended through the Extended Expiration Date.

2.

Basic Annual Rent. Tenant shall pay Basic Annual Rent for the Premises as provided for in the Lease through the Original Expiration Date. Following the Original Expiration Date, Basic Annual Rent shall be increased on November 1, 2018, and each subsequent November 1st during the Term through the Extended Expiration Date by multiplying the Basic Annual Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Basic Annual Rent payable immediately before such Adjustment Date. Basic Annual Rent, as so adjusted, shall thereafter be due as provided herein. Adjustments of Basic Annual Rent for any fractional calendar month shall be prorated.

Notwithstanding the foregoing, so long as Tenant provides Landlord, within 30 days after Tenant’s delivery to Landlord of an executed original of this Fourth Amendment, evidence reasonably satisfactory to Landlord that Tenant has paid all amounts outstanding to all third party vendors providing goods or services to Tenant and/or the Building (the failure of which could result in a mechanics’ lien or mechanics’ liens being filed against the Premises or the Project), such that all payments to such third party vendors are current as of the date of Tenant’s delivery of such evidence to Landlord, Tenant shall not be required to pay Basic Annual Rent for the period commencing on August 1, 2013, through December 31, 2013 (“Abatement Period”); provided, however, that if an event of default (beyond any applicable notice and cure periods)

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occurs under Section 5 of this Fourth Amendment or Section 24.4 of the Lease at any time prior to the Extended Expiration Date, then, in addition to all other rights and remedies available to Landlord, Tenant shall be required to immediately pay to Landlord an amount equal to all of the Basic Annual Rent that would have been payable during the Abatement Period had Basic Annual Rent not been abated during the Abatement Period.

3.	Operating Expenses. Tenant shall be required to pay all Operating Expenses payable under the Lease through the Extended Expiration Date, including during the Abatement Period. For the avoidance of doubt, the management services payable as part of Operating Expenses during the Abatement Period shall be equal to 3% of the Basic Annual Rent that would have been payable during the Abatement Period if Basic Annual Rent had not been abated.

4.	Security Deposit. Tenant acknowledges and agrees that Landlord is retaining a security deposit pursuant to Section 9 of the Lease in the amount of $268,583. Tenant further acknowledges and agrees that (i) in consideration of Landlord agreeing to enter into this Fourth Amendment, Landlord may, immediately after the mutual execution and delivery of this Fourth Amendment by the parties, draw down and retain the full amount of the security deposit for its own benefit, and (ii) Landlord shall not be required at any time to use or apply any portion of the security deposit drawn by Landlord pursuant to sub-section (i) for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of a default by Tenant. Tenant shall not be required to replenish the security deposit drawn down and retained by Landlord pursuant to this paragraph.

5.	Default. In addition to the events of default listed in Section 24.4 of the Lease, the following shall each constitute a default under the Lease: (i) a default by Tenant under the Concurrent Warrant, (ii) Tenant’s failure to make all payments to all third party vendors providing goods or services to Tenant and/or the Building in a timely manner, which failure could result in a mechanics’ lien or mechanics’ liens being filed against the Premises or the Project, and (iii) Tenant’s failure to discharge or otherwise obtain the release of any lien placed upon the Premises within 15 days after any such lien is filed against the Premises.

6.	Early Termination. Section 9 of the First Amendment is hereby deleted in its entirety and is null and void and of no further force or effect.

7.	Right to Extend. Section 10 of the First Amendment and Section 40 of the Lease are hereby deleted in their entirety, are null and void and are of no further force or effect.

8.	Right of First Refusal. Section 11 of the First Amendment and Section 41 of the Lease are hereby deleted in their entirety, are null and void and are of no further force or effect.

9.	Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Fourth Amendment, the Project has not been inspected by a certified access specialist.

10.	Brokers. Landlord and Tenant each represent that they have had no dealings with any real estate broker, finder or other person, with respect to this Fourth Amendment in any manner. Landlord and Tenant agree to indemnify and hold each other harmless from and against any claim or demand of any other broker for any brokerage commission or other fees, and all costs, claims, expenses and liabilities in connection therewith (including, without limitation, attorneys’ fees, disbursements and actual costs).

11.	Miscellaneous.

(a) This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written

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agreements and discussions with respect to the subject matter hereof. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b) This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

(c) This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.

(d) Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

TENANT: BIOCEPT, INC., a Delaware corporation, as successor-in-interest to BIOCEPT, INC., a California corporation

By:	/s/ Michael W. Nall
Its:	President – CEO

LANDLORD: ARE-SD REGION NO. 18, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:	ARE-QRS CORP., a Maryland corporation, general partner

By:	/s/ Gary Dean
Its:	GARY DEAN, VP-RE LEGAL AFFAIRS

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